EXPENSE LIMITATION AGREEMENT

                      TOUCHSTONE INSTITUTIONAL FUNDS TRUST

      EXPENSE LIMITATION AGREEMENT, effective as of January 1, 2009 by and between Touchstone Advisors, Inc. (the "Advisor") and Touchstone Institutional Funds Trust (the "Trust"), on behalf of certain series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

      WHEREAS, the Trust is a Delaware business trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and each Fund is a series of the Trust; and

      WHEREAS, the Trust and the Advisor have entered into a Management Agreement dated February 17, 2006 (the "Management Agreement"), pursuant to which the Advisor provides investment advisory and administration services to each series of the Trust for compensation based on the value of the average daily net assets of each series; and

      WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of shareholders to maintain the expenses of the Funds, and, therefore, have entered into this Expense Limitation Agreement (the "Agreement"), in order to maintain the expense ratios of the Funds at the levels specified in Schedule A attached hereto; and

      NOW THEREFORE, the parties hereto agree that the Agreement provides as follows:

1.    Expense Limitation.

      1.1 Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to management fees of the Advisor (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of such Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Advisor.

      1.2 Operating Expense Limit. The maximum Operating Expense Limit in any year with respect to a Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of the Fund.

      1.3 Method of Computation. To determine the Advisor's liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If, for any month, a Fund's annualized Fund Operating Expenses exceed the Operating Expense Limit of such Fund, the Advisor shall waive or reduce its management fee for such month by an amount, or remit an amount to the appropriate Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit; provided, however, that any waiver or reduction of the management fee is applied equally across the classes, if any, of the Fund.

      1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the management fees waived or reduced and other payments remitted by the Advisor to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.    Term and Termination of Agreement.

      This Agreement shall continue in effect through the dates listed in Schedule A, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically upon the termination of the Management Agreement with respect to the applicable Fund.

3.    Miscellaneous.

      3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

      3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, as of the day and year first above written.


                                            TOUCHSTONE INSTITUTIONAL FUNDS TRUST



                                            By:   /s/ Gregory A. Harris
                                                  ---------------------
                                                  Gregory A. Harris
                                                  Vice President



                                            TOUCHSTONE ADVISORS, INC.



                                            By:   /s/ William A. Dent
                                                  ---------------------
                                                  William A. Dent
                                                  Senior Vice President

                                   SCHEDULE A

                        MAXIMUM OPERATING EXPENSE LIMITS

                                 JANUARY 1, 2009

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FUND                                        LENGTH/TYPE OF LIMITATION    MAXIMUM OPERATING EXPENSE LIMITS
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Sands Capital Institutional Growth Fund     Contractual waiver                          0.80%
                                            through 4/30/2010
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JSAM Institutional Large Cap Value Fund     Contractual waiver                          0.73%
                                            through 4/30/2010
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JSAM Institutional Value Fund               Contractual waiver through                  0.83%
                                            4/30/2010
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Mazama Institutional Growth Fund            Contractual waiver through                  0.98%
                                            4/30/2010
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